FREE WRITING PROSPECTUS Dated September 9, 2020	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-07

Joint Active Bookrunners: Barclays (str), MUFG, WF
Co-Manager: TD

Anticipated Capital Structure:

CL	$AMT(MM)	WAL	S&P/FITCH**	E. Fnl	L. Fnl	BENCH		SPRD	YLD	CPN	PRICE
A-1	130.000	0.17	A-1+/F1+	01/2021	09/2021	IntL	+	0	0.20633%	0.20633%	100.00000
A-2	342.800	1.05	AAA/AAA	08/2022	06/2024	EDSF	+	24	0.479%	0.47%	99.99111
A-3	157.600	2.36	AAA/AAA	08/2023	07/2025	IntS	+	32	0.553%	0.55%	99.99446
B	69.260	3.15	AA/AA	02/2024	06/2026	IntS	+	60	0.847%	0.84%	99.98289
C	44.170	3.59	A/A	05/2024	10/2026	IntS	+	100	1.263%	1.25%	99.96605
D	37.660	3.66	BBB/BBB	05/2024	10/2026	IntS	+	145	1.716%	1.70%	99.96488
E	19.480	<Not offered>

**Minimum ratings

Expected Settle	:	9/16/2020	Registration	:	SEC-REG
First Pay Date	:	10/15/2020	ERISA Eligible	:	Yes
Expected Ratings	:	S&P, Fitch	Min Denoms	:	$1k / $1k
Ticker	:	WOSAT 2020-A	Bill & Deliver	:	Barclays
Expected Pricing	:	PRICED	Pricing Speed	:	1.5% ABS, 10% CALL

- Available Materials -
* Prelim Prospectus: Attached
* Ratings FWP : Attached

* Intex Dealname : bcgwosa20a | Password : 4V2V

Deal Roadshow Investor Login Details
URL: https://dealroadshow.com
Entry Code (Case Sensitive): WOSAT20A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.